Exhibit 10.11

Summary of Horace Mann Educators Corporation Non-Employee Director Compensation

Compensation Element	Non-Employee Director Compensation

Board Chairman Annual Retainer	$100,000
Board Member Annual Retainer (other than Board Chairman)	$50,000
Committee Chairman Annual Retainer	$30,000 Audit Committee $20,000 Compensation Committee $15,000 Customer Experience Committee $10,000 all other Committees
Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 7,500 all other Committees
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

An annual award of $80,000 in RSUs following the Annual Shareholder Meeting. $80,000 in RSUs if joining the Board within 6 months after the prior Annual Shareholder Meeting, $40,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting.

Last revision date: May 22, 2013